SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

COMMISSION FILE NO.: 33-14987-A

Date of Report: December 5, 2006

CASPIAN INTERNATIONAL OIL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	20-5588710
(State of Other Jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1800 West Loop South, Suite 850, Houston, Texas	77027
(Address of principal executive offices)	(Zip Code)

(713) 621-9222
(Registrant’s telephone number including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02

Appointment of Principal Officer; Compensatory Arrangement

On December 5, 2006, the Board of Directors appointed J.E. Knight to serve as Caspian International’s Chief Executive Officer, effective on December 1, 2006.

Mr. Knight has over 35 years of experience in the oil and gas industry.  He was most recently employed, from 2005 until 2006, as President and Chief Executive Officer of CGC, which is engaged in exploration and production.  During his tenure, CGC contracted with Dank, a subsidiary of Caspian International, to perform a 3-d seismic survey under a contract valued at approximately $5 million.  From 2001 until 2005 Mr. Knight was employed as President and Chief Executive Officer of AIPC, which was engaged in exploration and production as well as refining.  In 2004 AIPC filed for protection under the Federal Bankruptcy Code.  Mr. Knight was awarded an MBA degree by the University of Houston in 1988, and a B.S. in Mechanical Engineering from the University of Kentucky in 1968.  Mr. Knight is 61 years old.

Caspian International entered into an employment agreement with Mr. Knight that has a term of three years.  Caspian International will provide the following compensation to Mr. Knight for his services:

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an annual salary of $250,000;

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a bonus for his first year of employment equal to 50% of his salary if Caspian International is successful in securing sufficient capital to restructure its debt and fund appraisal and early development of certain oil properties;

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400,000 restricted shares of common stock, which will vest on November 26, 2007; and

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an option to purchase 1,500,000 shares of common stock at the current market price, which will vest as to 500,000 shares on each anniversary of the date of grant.

Item 9.01

Financial Statements and Exhibits

Exhibits

10-a

Employment Agreement dated December 1, 2006 between Caspian International Oil Corporation and J.E. Knight.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

December 19, 2006

CASPIAN INTERNATIONAL OIL CORPORATION

By: /s/ J.E. Knight_

     J.E. Knight, Chief Executive Officer

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